Patrick Industries, Inc. Reports Fourth Quarter and Twelve Months 2010 Financial Results

ELKHART, Ind., March 1, 2011 /PRNewswire/ -- Patrick Industries, Inc. (Nasdaq: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported its financial results for the fourth quarter and twelve months ended December 31, 2010.

For the fourth quarter of 2010, Patrick reported an increase in net sales of approximately $4.7 million or 8.8%, to $58.1 million from $53.4 million in the 2009 period primarily as a result of increased shipments in the RV industry and the impact of two acquisitions completed during the year.  According to industry associations, wholesale unit shipments in the RV industry, which represented approximately 56% of the Company's sales in the quarter, increased 9% in the fourth quarter of 2010 compared to the prior year period.  The MH industry, which represented approximately 29% of the Company's fourth quarter sales, experienced continued softness with unit shipments declining 16% from the fourth quarter of 2009.  The Company's sales to the industrial market sector, which is tied to the residential housing market, were up slightly quarter over quarter, and accounted for approximately 15% of the Company's fourth quarter 2010 sales.

The Company reported a net loss of $0.9 million or $0.10per diluted share in the fourth quarter of 2010 compared to net income of $0.9 million or $0.09 per diluted share in 2009.  The fourth quarter 2010 net loss included a non-cash credit of approximately $0.1 million or $0.01 per diluted share related to mark-to-market accounting for common stock warrants.  Fourth quarter 2009 net income included a net gain on the sale of fixed assets of approximately $1.2 million or $0.12 per diluted share and a non-cash credit of approximately $0.5 million or $0.05 per diluted share related to stock warrant accounting.

"Although our sales increased approximately 9% in the fourth quarter over the prior year, our gross margin decreased to 9.7% from 10.8% in the 2009 quarter, reflecting increases in certain raw material prices and some production inefficiencies at one of our significant manufacturing operating units that we are in the process of resolving.  Over the past several months, we have made a number of organizational changes and process and pricing improvements to enhance profitability at this facility," said Todd Cleveland, President and CEO.

For the twelve months of 2010, net sales increased 30.9% to $278.2 million from $212.5 million in 2009.  The RV industry, which represented approximately 58% of the Company's sales in 2010, saw wholesale unit shipments increase 46% when compared to the prior year.  Shipments in the MH industry, which represented approximately 28% of sales in 2010, were up approximately 0.4% from 2009.  The industrial market sector, which accounted for approximately 14% of the Company's full year 2010 sales, saw an increase in new housing starts of approximately 6% for the twelve months of 2010 when compared to the prior year.

Patrick reported net income of $1.2 million or $0.12 per diluted share for the 2010 year reflecting an increase of $5.7 million or $0.61 per diluted share, over the net loss of $4.5 million or $0.49 per diluted share in 2009.   Full year 2010 net income included a net gain on the sale of fixed assets of approximately $2.9 million or $0.29 per diluted share which reflected the sale of the Company's Oregon and California facilities, and a non-cash credit of approximately $0.3 million or $0.03 per diluted share related to stock warrant accounting.  The full year 2009 net loss included the impact of a net gain on the sale of fixed assets of approximately $1.2 million or $0.13 per diluted share, and the positive impact of income from discontinued operations of approximately $0.9 million or $0.10 per diluted share, which was partially offset by a non-cash charge of approximately $0.8 million or $0.09 per diluted share related to stock warrant accounting.

In 2010, the Company paid down approximately $12.5 million in principal on its long-term debt.  The net debt payments were funded by a combination of net proceeds from the sales of the California and Oregon facilities in the first quarter of 2010, and by utilizing cash on hand.  As previously announced, the Company's existing senior debt facility was extended to May 31, 2011 to allow sufficient time to put in place a new facility to meet both short-term and long-term operating needs.  In addition, capital expenditures were $1.4 million for the full year 2010 compared to $0.3 million in 2009.  At December 31, 2010, the Company had a federal net operating loss carryforward of approximately $29.9 million that will begin to expire in 2027.

"Overall, we are pleased with the improved profitability in 2010 versus 2009 (excluding the gains on the sale of fixed assets in both periods) as our sales increased approximately 31% and we were able to keep our fixed costs stable over a larger sales base.  Our growth during this past year was largely attributable to improved conditions in the RV market, capturing market share, and the impact of acquisitions.  Our attention was also focused on improving all phases of our manufacturing and distribution processes where warranted, and controlling our manufacturing and overhead expenses in all of our operating units," Mr. Cleveland stated.

"As we move through 2011 with the expectation of continued improving market conditions primarily in the RV industry, we will remain focused on gaining market share, new product introductions and product line extensions, strategic acquisitions in our existing businesses and similar markets, and increasing brand recognition.  In addition, we will look to continue to pay down debt, renew or replace our current credit facility, and develop our employee base.  A focused 'Customer First' performance oriented culture remains at the forefront of our organizational strategic agenda in 2011 and beyond," said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick's major manufactured products include decorative vinyl and paper panels, wrapped profile mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops.  The Company also distributes drywall and drywall finishing products, electronics, adhesives, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include:  the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and our ability to refinance or replace our credit facility.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

(thousands except per share data)	FOURTH QUARTER ENDED		TWELVE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
NET SALES	$ 58,082	$ 53,387	$ 278,232	$ 212,522
Cost of goods sold	52,422	47,641	248,594	189,643
Gross profit	5,660	5,746	29,638	22,879
Operating expenses:
Warehouse and delivery	2,815	2,459	11,699	10,248
Selling, general and administrative	2,645	2,463	13,835	12,132
Amortization of intangible assets	187	90	564	353
Gain on sale of fixed assets	(72)	(1,157)	(2,866)	(1,201)
Total operating expenses	5,575	3,855	23,232	21,532
OPERATING INCOME	85	1,891	6,406	1,347
Stock warrants revaluation	(69)	(523)	(261)	817
Interest expense, net	1,174	1,406	5,522	6,442
Income (loss) from continuing operations before income taxes (benefit)	(1,020)	1,008	1,145	(5,912)
Income taxes (benefit)	(81)	95	(81)	(469)
Income (loss) from continuing operations	(939)	913	1,226	(5,443)
Income from discontinued operations	-	-	-	1,486
Income taxes	-	-	-	564
Income from discontinued operations, net of tax	-	-	-	922
NET INCOME (LOSS)	$ (939)	$ 913	$ 1,226	$ (4,521)

BASIC NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$ (0.10)	$ 0.10	$ 0.13	$ (0.59)
Discontinued operations	-	-	-	0.10
Net income (loss)	$ (0.10)	$ 0.10	$ 0.13	$ (0.49)

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$ (0.10)	$ 0.09	$ 0.12	$ (0.59)
Discontinued operations	-	-	-	0.10
Net income (loss)	$ (0.10)	$ 0.09	$ 0.12	$ (0.49)

Weighted average shares outstanding – Basic	9,401	9,270	9,351	9,198
Diluted	9,401	9,805	9,863	9,198

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Dec. 31, 2010	Dec. 31, 2009
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 1,957	$ 60
Trade receivables, net	10,190	12,507
Inventories	22,723	17,485
Prepaid expenses and other	2,258	1,981
Assets held for sale	-	4,825
Total current assets	37,128	36,858

Property, plant and equipment, net	23,172	26,433
Goodwill and other intangible assets, net	10,867	9,187
Deferred financing costs, net	325	1,463
Other non-current assets	3,325	3,096
TOTAL ASSETS	$ 74,817	$ 77,037

CURRENT LIABILITIES
Current maturities of long-term debt	$ 16,983	$ 10,359
Short-term borrowings	19,250	13,500
Accounts payable	8,204	5,874
Accrued liabilities	5,628	5,275
Total current liabilities	50,065	35,008

Long-term debt, less current maturities and discount	-	18,408
Deferred compensation and other	5,290	5,963
Deferred tax liabilities	1,326	1,309
TOTAL LIABILITIES	56,681	60,688

SHAREHOLDERS' EQUITY	18,136	16,349
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 74,817	$ 77,037

CONTACT:  Julie Ann Kotowski, Patrick Industries, Inc., +1-574-294-7511, kotowskj@patrickind.com